Exhibit (a)(5)(A)
                                                             JOINT PRESS RELEASE

                                                                  MEDIA CONTACT:
                                                                Philippe Serenon
                                                               +33 1 42 91 52 91
                                                            Bureau Veritas, S.A.

                                                Dickerson Wright, Chairman & CEO
                                                  MaryJo O'Brien, Vice President
                                                                  (858) 715-5800
                                                          U.S. Laboratories Inc.

                                                           FOR IMMEDIATE RELEASE
                                                                  August 9, 2002


          BUREAU VERITAS, S.A. AGREES TO ACQUIRE U.S. LABORATORIES INC.
                              FOR $14.50 PER SHARE,
                           EXPANDING IN NORTH AMERICA
                     THE CORE STRENGTH OF ITS MAIN DIVISION,
                            INDUSTRY AND FACILITIES,
                           IN QUALITY CONTROL SERVICES

     NEW YORK, NY AND SAN DIEGO, CA - Bureau Veritas, S.A. and U.S. Laboratories Inc. (Nasdaq: USLB) jointly announced today that they have entered into a definitive agreement for Bureau Veritas, S.A. to acquire U.S. Laboratories Inc. for $14.50 per share in cash, or approximately $83 million.

     Upon completion of the transaction, expected in late September 2002, U.S. Laboratories Inc., headquartered in San Diego, CA, will become an indirect wholly owned subsidiary of Bureau Veritas, S.A. U.S. Laboratories Inc. is a leading provider of quality control services to the construction, public infrastructure, energy and related industries with nation-wide recognition.

     Bureau Veritas, S.A. has agreed to commence a tender offer to acquire all shares of U.S. Laboratories Inc. stock. Dickerson Wright, Chairman, CEO and President of U.S. Laboratories Inc., has agreed to tender his shares, representing approximately 35 percent of the outstanding common stock. The tender offer requires that at least a majority of the fully diluted shares be tendered. The transaction, which has been approved by both companies' board of directors, is contingent upon customary closing conditions, including regulatory and other standard approvals.


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     Bureau Veritas, S.A. intends to integrate U.S. Laboratories Inc. within its existing Industry and Facilities division and make it its United States platform for future growth in the market of quality control services. Frank Piedelievre, President and Chief Executive Officer of Bureau Veritas, S.A., said: "Thanks to Bureau Veritas, S.A.'s industry expertise as well as managerial and financial commitment, U.S. Laboratories Inc. will be in a position to continue playing an active role in the consolidation of the sector and expand its operations through the strengthening of its national presence and the enlargement of its service offering. U.S. Laboratories Inc. will continue to offer its testing and inspection services to its customers under its current name and will also extend its service offering to Bureau Veritas, S.A. customers in the United States".

     Frank Piedelievre also said: " U.S. Laboratories Inc. has proven its ability to achieve a steady and profitable growth over the last 5 years. I am convinced that under Dickerson Wright's leadership and with our support U.S. Laboratories Inc. will continue expanding while strengthening our Industry and Facilities division's core competencies and reinforcing the group's commitment to develop its North American operations".

     Dickerson Wright, who will continue to lead the U.S. Laboratories Inc. business after the transaction closes, said: "Combining U.S. Laboratories Inc. with Bureau Veritas, S.A. presents an attractive opportunity for our stockholders and at the same time will give us the scale and financial flexibility to pursue our growth strategy both organically and through acquisition and continue being a major player in the consolidation among providers of quality control services to the construction, public infrastructure, energy and related industries market in the United States".

     Bureau Veritas, S.A. was advised by Lazard in this transaction. U.S. Laboratories Inc. was advised by Roth Capital Partners.

About Our Companies

     U.S. Laboratories Inc. is a quality control specialty services company to the construction, energy, public works, defense, aerospace and related engineering and architectural design industries for private commercial clients, public interest clients and public sector clients. U.S. Laboratories Inc. specializes in working with various federal, state and local government authorities, energy and utility suppliers, nationally recognized corporations and a broad range of education and medical facilities.

     Bureau Veritas, S.A. is a world leader in international conformity assessment, consulting, training and outsourcing for a broad range of industries, including marine equipment, construction, food and transportation. Bureau Veritas, S.A. has expertise in major industrial sectors, including aeronautics and space, construction, consumer products, energy, food, international trade, manufacturing, marine, transportation and services. Bureau Veritas, S.A. offers an extensive range of technical services and solutions through a network that covers 140 countries and includes 550 offices and laboratories worldwide. For more information of our services, see our Web site at bureauveritas.com.

Bureau Veritas, S.A. Cautionary Statement Regarding Forward-Looking Information

     Certain statements made in this news release, including statements using the terms "expected," "will," "plans" and other words of similar expression and meaning, are "forward-looking statements" based on assumptions about the future, which are subject to risks and uncertainties, such as competitive conditions in various industries; changes in consumer confidence and spending; interest rates; the successful execution of and customer reactions to the company's strategic initiatives, including the proposed acquisition of U.S. Laboratories Inc.; Bureau Veritas, S.A.'s ability to integrate and operate U.S. Laboratories Inc. successfully; anticipated cash flow; general economic conditions and normal business uncertainty. Bureau Veritas, S.A. cautions that these statements are not guarantees of future performance and actual results may differ materially from those expressed. Bureau Veritas, S.A. intends the forward-looking statement in this release to speak only as of the time of this release and does not undertake to update or revise this projection as more information becomes available.

U.S. Laboratories Inc. Cautionary Statement Regarding Forward-Looking
Information

     The transaction described in this press release is not yet completed and is subject to a minimum tender condition as well as other closing conditions for the benefit of Bureau Veritas. In addition, certain statements made in this news release, including statements using the terms "expected," "will," "plans" and other words of similar expression and meaning, are "forward-looking statements" based on assumption about the future, which are subject to risks and uncertainties. Such forward-looking statements are based on the beliefs of U.S. Laboratories' management, as well as assumptions made by and information currently available to, U.S. Laboratories' management and are subject to certain risks or uncertainties. U.S. Laboratories cautions readers of this press release that numerous factors could cause U.S. Laboratories' actual results, performance or achievements in 2002 and beyond to differ materially from the results, performance or achievements expressed in, or implied by, such forward-looking statements. Investors should refer to documents that U.S. Laboratories files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release. Such filings include, without limitation, U.S. Laboratories' Form 10-KSB,
Form 10-Q and Form 8-K reports.

Additional Information

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of U.S. Laboratories Inc. At the time the offer is commenced, Bureau Veritas, S.A. will file a tender offer statement with the U.S. Securities and Exchange Commission and U.S. Laboratories Inc. will file a solicitation/recommendation statement with respect to the offer. Investors and U.S. Laboratories Inc. stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement because they will contain important information. These documents will be available at no charge at the SEC's Web site www.sec.gov and may also be obtained by calling (800) 732-0330.

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